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                                                                    EXHIBIT 99.1

                 PLUMAS BANCORP REPORTS INCREASED 2003 EARNINGS

QUINCY, California, January 21, 2004 -- Plumas Bancorp (OTC Bulletin Board:
PLBC) today announced that its unaudited 2003 earnings were $3,281,000, up 4.0% over the $3,154,000 earned in 2002. This is the fifteenth consecutive year of record earnings. Plumas Bancorp's quarterly earnings rose to $983,000 up 7.5% over the $914,000 earned in the fourth quarter of 2002.

      Basic earnings per share rose from $0.99 in 2002 to $1.02 in 2003, an increase of 3.0%. Diluted earnings per share rose from $0.96 in 2002 to $0.99 in 2003, an increase of 3.1%. Basic earnings per share for the fourth quarter 2003 were $.31 per share, up 6.9% from $.29 for the same quarter in 2002. Diluted earnings per share for the fourth quarter 2003 were $.30 vs. $.27 for 2002, an increase of 11.1%. Shareholder equity at year end stood at $25,749,000, up 10.6% from the previous year.

      The company's assets grew $64,610,000 during 2003 to stand at $390,262,000, up 19.8% over December 31, 2002. Largely as a result of the year-end acquisition of the five branches of Placer Sierra Bank, deposits in 2003 grew to $355,842,000, up 21.1% from the December 31, 2002 figure of $293,941,000.

      At the end of 2003, loan totals stood at $217,957,000, an increase of $10,236,000 or 4.9% over the December 31, 2002 figure of $207,721,000.

      William E. Elliott, president and chief executive officer of Plumas Bancorp and Plumas Bank said, "We were pleased with our 2003 earnings given the costs associated with the acquisition of five branches of Placer Sierra Bank, the opening of a new branch in Tahoe City, and limited loan demand in Northeastern California.

      "Our continuing goal," continued Elliott, "is to increase shareholder value by expanding our dominant role as Northeastern California's premier community-based financial institution by providing a wide variety of loan and deposit products and exceptional personal service. As a result of our recent expansion into the Truckee/Tahoe area and plans for significant new loan growth, we are expecting solid earnings growth this year."

      Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates twelve traditional branches plus a number of independent ATM sites in Northeastern California's Plumas, Lassen, Modoc, Shasta, Sierra, Placer, and Nevada counties. The bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services. Plumas Bancorp stock is listed on the over-the-counter market under the stock symbol PLBC. Additional financial information can be obtained at www.plumasbank.com.

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      This news release includes forward-looking statements about Plumas
Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of the company, could cause actual results to differ materially from those in the forward-looking statements.